Exhibit 99.1

For Immediate Release

Mediacom LLC Announces

Pricing of Upsized Offering of

$250 Million of 7.25% Senior Notes due 2022

Middletown, NY – February 1, 2012 – Mediacom LLC and Mediacom Capital Corporation, wholly-owned subsidiaries of Mediacom Communications Corporation, announced today that they have priced an offering of $250 million aggregate principal amount of senior notes due 2022 (the “Offering”) in a private sale to be conducted pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The size of the initial Offering was increased by $50 million aggregate principal amount of senior notes (the “Senior Notes”), which will bear interest at a rate of 7.25 percent per year.

Mediacom LLC expects to close the Offering on February 7, 2012, subject to the satisfaction of customary closing conditions, and will use the net proceeds of the offering to repay a portion of the borrowings outstanding under Term Loan D of its operating subsidiaries’ senior secured credit facility. Mediacom LLC currently expects that the remaining portion of such borrowings will be repaid using a draw down by its subsidiaries from the revolving credit portion of the subsidiary credit facility.

The Senior Notes will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

Cautionary Statement Regarding Forward-Looking Statements

Any statements in this press release that are not historical facts are forward-looking statements. The words “plan,” “believe,” “expect,” “anticipate,” “estimate” and other expressions that indicate future events and trends identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on such forward-looking statements. Mediacom LLC undertakes no obligation to update or alter these forward-looking statements to reflect events or circumstances after today or to reflect the occurrence of unanticipated events.

Contact:

Investor Relations	Media Relations
Calvin Craib	Thomas Larsen
Senior Vice President,	Group Vice President,
Corporate Finance	Legal and Public Affairs
(845) 695-2675	(845) 695-2754

Mediacom Communications Corporation

100 Crystal Run Road — Middletown, NY 10941 — 845-695-2600 — Fax 845-695-2639